PACE FUND


A Joint Special Meeting of the Shareholders of the Portfolio was held on December 15, 1999 where shareholders voted on the election of Trustees and the ratification of PricewaterhouseCooper, as the independent public accountants. With regard to the election of J. Miles Branagan, as elected trustee by the shareholders of the Portfolio, 131,510,099 shares were voted in the affirmative and 3,921,728 shares were withheld. With regard to the election of Jerry D. Choate, as elected trustee by the shareholders of the Portfolio, 131,565,125 voted in the affirmative and 3,866,701 shares were withheld. With regard to the election of Linda Hutton Heagy, as elected trustee by the shareholders of the Portfolio, 131,585,123 shares were voted in the affirmative and 3,846,704 shares were withheld. With regard to the election of R. Craig Kennedy, as elected trustee by the shareholders of the Portfolio, 131,641,682 shares were voted in the affirmative and 3,790,145 shares were withheld. With regard to the election of Mitchell M. Merin, as elected trustee by the shareholders of the Portfolio, 131,619,264 shares were voted in the affirmative and 3,812,562 shares were withheld. With regard to the election of Jack E. Nelson, as elected trustee by the shareholders of the Portfolio, 131,638,116 shares were voted in the affirmative and 3,793,711 shares were withheld. With regard to the election of Richard F. Powers, III, as elected trustee by the shareholders of the Portfolio, 131,603,271 shares were voted in the affirmative and 3,828,556 shares were withheld. With regard to the election of Phillip B. Rooney, as elected trustee by the shareholders of the Portfolio, 131,618,396 shares were voted in the affirmative and 3,813,431 shares were withheld. With regard to the election of Fernando Sisto, as elected trustee by the shareholders of the Portfolio, 131,331,107 shares were voted in the affirmative and 4,100,720 shares were withheld. With regard to the election of Wayne W. Whalen, as elected trustee by the shareholders of the Portfolio, 131,640,660 shares were voted in the affirmative and 3,791,167 shares were withheld. With regard to the election of Suzanne H. Woolsey, as elected trustee by the shareholders of the Portfolio, 131,583,780 shares were voted in the affirmative and 3,848,047 shares were withheld. With regard to the election of Paul G. Yovovich, as elected trustee by the shareholders of the Portfolio 131,603,043 shares were voted in the affirmative and 3,828,784 shares were withheld. With regard to the ratification of PricewaterhouseCooper to act as independent public accountants for the Portfolio, 129,928,529 shares were voted in the affirmative and 1,029,952 shares were voted against the proposal and 4,473,346 shares abstained from voting.